Exhibit 10.18

MOBILEIRON, INC. SEVERANCE
BENEFIT PLAN

AMENDED AND RESTATED
PARTICIPATION NOTICE

To:       Simon Biddiscombe

Date:    August 28, 2015

This Amended and Restated Participation Notice under the MobileIron, Inc. Severance Benefit Plan (the “Amended Participation Notice”) serves to supersede and replace in its entirety that Participation Notice executed by you on or about May 10, 2015, pursuant to which you were initially designated as eligible to be_ a Participant in the MobileIron, Inc. Severance Benefit Plan. A copy of the Plan document is attached to this Amended Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Amended Participation Notice, which together constitute the Summary Plan Description for the Plan.

The table below designates the benefits you are eligible to receive pursuant to the Plan.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change in Control Termination	12 months of your Monthly Base Salary	12 months	0%
Qualifying Termination that is a Change in Control Termination	12 months of your Monthly Base Salary	12months	100%

In the event that a Qualifying Termination that is not a Change in Control Termination occurs within the first eight (8) months following May 11, 2015, the Company will enter into a consulting agreement with you with a term that expires on February 28, 2016, during which term your outstanding equity awards will continue to vest in accordance with the provisions set forth in your equity award agreements, subject to your continued provision of consulting services. The continued vesting of your equity awards will be the sole consideration for the consulting agreement. If a Change in Control occurs on or before February 28, 2016 and your consultancy is terminated other than for Cause in connection with such Change in Control, you will receive acceleration of vesting for your outstanding equity awards that would have vested had your consultancy continued through February 28, 2016.

1.

In addition to other terms defined in the Plan document, the definitions on Attachment A to this Amended Participation Notice are used to define the benefits to which you are entitled under the Plan.

By accepting participation in the Plan, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so. Please return to the Company a copy of this Amended Participation Notice signed by you and retain a copy of this Amended Participation Notice, along with the Plan.

/s/ Simon Biddiscombe
Name: Simon Biddiscombe
Title: Chief Financial Officer
Date:8/28/15

2.